News Release

Newell Brands Announces Third Quarter 2019 Results
Delivers Normalized Operating Margin and EPS and Operating Cash Flow Ahead of Outlook
Raises Guidance for 2019 Normalized EPS and Operating Cash Flow
Announces Decision to End Divestiture Program

ATLANTA, GA - November 1, 2019 - Newell Brands (NASDAQ: NWL) today announced its third quarter 2019 financial results.

“We are pleased with the progress the company is making on its turnaround journey, with third quarter operating margin, earnings per share and operating cash flow ahead of plan, fueled by a disciplined focus on productivity, overhead cost savings and working capital initiatives,” said Chris Peterson, Newell Brands Chief Financial Officer. “Stronger than anticipated performance thus far in the year gives us the confidence to raise full year guidance for normalized earnings per share to $1.63 to $1.68 and full year operating cash flow to $700 to $850 million. We are taking decisive and strategic actions to stabilize the company’s performance in the near term and return to sustainable profitable growth over time.”

Recently appointed President and Chief Executive Officer Ravi Saligram commented, “In my first 30 days, I have completed visits to all seven of our businesses, the eCommerce Group and the Design Center. It is encouraging that four of the businesses are experiencing core sales growth, online sales continue to build momentum and cash flow is increasing. I am energized by the resilience and passion of our employees and have appointed a new Chief Human Resources Officer to help maximize their potential. We will create a laser focus on driving sustainable, profitable organic growth through clarity and stability of direction, developing actionable insights that pave the way for meaningful innovation, enhancing the digital IQ of our businesses, reducing complexity and focusing the organization externally on delighting the consumer and customer.”

Third Quarter 2019 Executive Summary

–	Net sales were $2.5 billion, a decline of 3.8 percent compared with the prior year period.

–	Core sales declined 2.5 percent from the prior year period. Core sales increased at four of seven operating divisions.

–
Reported operating margin was negative 25.9 percent compared with negative 307.4 percent in the prior year period, reflecting the impact of impairment charges recorded in both years. Normalized operating margin was 12.7 percent compared to 13.2 percent in the prior year period reflecting higher advertising spend in the current year period.

–	Reported diluted loss per share for the total company was $1.48 compared with a diluted loss of $15.52 in the prior year period.

–
Normalized diluted earnings per share for the total company were $0.73 compared with $0.77 in the prior year period, with the year over year change largely reflecting foregone contribution from divested businesses.

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–
Year-to-date operating cash flow was $424 million, compared with $182 million in the prior year, reflecting strong working capital progress partially offset by the foregone contribution from divested businesses.

–
The company increased its 2019 full year outlook for normalized earnings per share to $1.63 to $1.68 per share from $1.50 to $1.65, previously, and its full year outlook for operating cash flow to $700 million to $850 million from $600 million to $800 million, previously.

–	The company successfully completed a $700 million debt tender offer, strengthening the balance sheet.

–
The company announced today its decision to end its divestiture program and retain the Mapa/Spontex and Quickie businesses, which were included in discontinued operations through the third quarter of 2019. The addition of these businesses to the continuing operations portfolio beginning in the fourth quarter is expected to be accretive to net sales, operating margin, earnings per share and operating cash flow in 2020 and future years.

–
The company adjusted its segment structure to encompass the move of Rubbermaid Commercial Products to continuing operations. It will now report in four operating segments: Home & Outdoor Living, Learning & Development, Appliances & Cookware and Food & Commercial.

–	On October 25, based on strong operating cash flow results, the company announced plans to redeem $300 million of 5% Senior Notes due 2023.

Third Quarter 2019 Operating Results

Net sales were $2.5 billion, a 3.8 percent decline compared to the prior year period, largely attributable to the unfavorable impact of foreign exchange and a 2.5 percent decline in core sales.

Reported gross margin was 33.1 percent compared with 35.9 percent in the prior year period, as productivity and pricing were offset by headwinds from foreign exchange, tariffs and inflation, as well as a cumulative catch-up adjustment to recapture the depreciation attributable to the inclusion of Rubbermaid Commercial Products in continuing operations. Normalized gross margin was 35.1 percent compared with 35.5 percent in the prior year period.

The company recorded an $835 million non-cash impairment charge in continuing operations primarily related to impairment of trade names in the Appliances & Cookware, Home Fragrance and Outdoor & Recreation divisions.

The third quarter reported operating loss was $635 million compared with an operating loss of $7.8 billion in the prior year period, reflecting the impact of impairment charges in both years. Normalized operating income was $312 million compared with $337 million in the prior year period, reflecting lower sales volume and an increase in advertising and promotion expense, which offset the favorable impact from tight cost control and productivity efforts across the organization. Reported operating margin was a negative 25.9 percent compared with a negative 307.4 percent in the prior year. Normalized operating margin was 12.7 percent compared to 13.2 percent in the prior year period.

The company reported a tax benefit of $291 million compared with a benefit of $1.2 billion in the prior year period. The normalized tax benefit was $58.6 million compared with a benefit of $78.3 million in the prior year period.

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News Release

The company reported a net loss of $626 million, or $1.48 diluted loss per share, compared with a net loss of $7.3 billion, or $15.52 diluted loss per share, in the prior year period.

Normalized net income for the total company was $309 million, or $0.73 diluted earnings per share, compared with $361 million, or $0.77 diluted earnings per share, in the prior year period.

Year-to-date operating cash flow was $424 million, compared with $182 million a year ago, reflecting strong progress on working capital initiatives partially offset by the foregone contribution from divested businesses.

An explanation of non-GAAP measures and a reconciliation of these non-GAAP results to comparable GAAP measures is included in the tables attached to this release. References to normalized results in the year ago period are based on normalized metrics that are adjusted to include Rubbermaid Commercial Products in continuing operations.

New Reporting Segments

In connection with the company’s decision to retain the Rubbermaid Commercial Products business, the company has realigned its management and segment reporting structure beginning in the third quarter of fiscal 2019. The company operates and reports financial and operating information in the following four segments:

Segment                Divisions

Home & Outdoor Living	Outdoor & Recreation, Home Fragrance,
Connected Home & Security

Learning & Development	Writing, Baby
Appliances & Cookware        Appliances & Cookware
Food & Commercial            Food & Commercial Products

Third Quarter 2019 Operating Segment Results

The Home & Outdoor Living segment generated net sales of $723 million compared with $727 million in the prior year period, as core sales growth of 1.3 percent was more than offset by the impact of unfavorable foreign exchange and the exit of 72 underperforming Yankee Candle retail stores in the first nine months of 2019. The Home Fragrance and Connected Home & Security divisions posted positive core sales growth, which was partially offset by a core sales decline in Outdoor & Recreation. A reported operating loss of $181 million compared with a loss of $4.3 billion in the prior year period. Reported operating margin was a negative 25.0 percent versus a negative 591.9 percent in the prior year period. The improvement in operating loss and margin was primarily due to lower impairment charges in the current period compared to the prior period. Normalized operating income was $63.8 million compared with $82.5 million in the prior year period. Normalized operating margin was 8.8 percent compared with 11.4 percent in the prior year period.

The Learning & Development segment generated net sales of $824 million compared with $829 million in the prior year period, as core sales growth of 0.5 percent was offset by the headwind from foreign exchange. Core sales increased at both the Baby and Writing divisions. Reported operating income was $182 million compared with an operating loss of $159 million in the prior year period. Reported operating margin was 22.1 percent compared with a negative 19.2 percent in the prior year period. The increase in operating income and margin was primarily due to impairment charges recorded in the prior year period compared to none in the current period. Normalized operating income was $189 million versus

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$195 million in the year-ago period. Normalized operating margin was 23.0 percent compared with 23.5 percent in the prior year period due to higher advertising spend.

The Appliances & Cookware segment generated net sales of $430 million compared with $454 million in the prior year period, due to the impact of unfavorable foreign exchange and a core sales decrease of 3.7 percent. Reported operating loss of $595 million compared with a loss of $1.6 billion in the prior year period. Reported operating margin was a negative 138.3 percent compared with a negative 345.9 percent in the prior year period. The improvement in operating loss and margin was primarily due to lower impairment charges in the current period compared to the prior year period. Normalized operating income was $17.0 million versus $37.3 million in the prior year period. Normalized operating margin was 4.0 percent, compared with 8.2 percent in the prior year period.

The Food & Commercial segment generated net sales of $473 million compared with $539 million in the year ago period, reflecting a core sales decline of 11.3 percent and a headwind from foreign exchange. Reported operating income of $32.8 million compared with a loss of $1.7 billion in the prior year period. Reported operating margin of 6.9 percent compared with a negative 314.7 percent in the year ago period. The increase in operating income and margin was primarily due to impairment charges recorded in the prior year period compared to none in the current period. Normalized operating income was $89.9 million versus $106.5 million in the prior year period. Normalized operating margin was 19.0 percent compared with 19.7 percent in the prior year period.

Strategic Changes to Continuing Portfolio

The company announced its decision to end its divestiture program and retain the Mapa/Spontex and Quickie businesses, which had been classified as held for sale and discontinued operations through the third quarter of 2019. Beginning in the fourth quarter, the financial results of the Mapa/Spontex and Quickie businesses will be reflected in continuing operations. The retention of these businesses is expected to be accretive to net sales, operating margins, earnings per share and operating cash flow in 2020 and future years.

U.S. Playing Cards, currently under contract to be sold, will continue to be reflected in discontinued operations until the closing of the transaction, which is still expected to be completed by year-end 2019, subject to customary closing conditions, including regulatory approvals. The company now expects to achieve a net debt to EBITDA leverage ratio of approximately 4x by the end of 2019, and to approach 3.5x by the end of 2020.

The company’s outlook for full year and fourth quarter net sales, core sales, normalized operating margin and normalized earnings per share have been updated to reflect the inclusion of the Mapa/Spontex and Quickie businesses as part of continuing operations beginning in the fourth quarter. In the interest of comparability, the company has provided an adjusted view of its full year 2018 and Q4 2018 normalized financial results as they would have appeared had Mapa/Spontex and Quickie been part of continuing operations in those periods. This adjusted information can be found in the appendix to this press release and in the Investors section of the company’s website, www.newellbrands.com.  As a result of the move to continuing operations, the company will resume depreciation expense for the Mapa/Spontex and Quickie businesses, with the annualized impact estimated at approximately $10 million. (Under GAAP, assets held for sale are not depreciated.) Since the company’s previous guidance assumed the Mapa/Spontex and Quickie businesses would be divested at year-end 2019, the incremental depreciation expense is the only incremental impact on the outlook for full year normalized earnings per share; the outlook for operating cash flow is not impacted by this change.

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News Release

Outlook for Full Year and Fourth Quarter 2019

The company updated its full year outlook and initiated its fourth quarter outlook as follows:

	Previous Full Year 2019 Outlook	Updated Full Year 2019 Outlook
Net Sales	$9.1 to $9.3 billion	$9.6 to $9.7 billion
Core Sales	Low single digit decline	Low single digit decline
Normalized Operating Margin	20 to 60 bps improvement to 10.4% to 10.8%	30 to 50 bps improvement to 10.6% to 10.8%
Total Company Normalized EPS	$1.50 to $1.65	$1.63 to $1.68
Total Company Operating Cash Flow	$600 to $800 million	$700 to $850 million

Q4 2019 Outlook
Net Sales	$2.5 to $2.6 billion
Core Sales	2% to 4% decline
Normalized Operating Margin	10 to 50 bps contraction to 11.0% to 11.4%
Total Company Normalized EPS	$0.35 to $0.40

The net sales, core sales and normalized operating margin outlook reflects expected results from continuing operations only. Normalized earnings per share and operating cash flow guidance as well as net debt to EBITDA targets reflect the total company outlook. Core sales includes the results of Rubbermaid Commercial Products for the third and fourth quarters only and the results of Mapa/Spontex and Quickie for the fourth quarter only. Full year operating cash flow guidance assumes approximately $200 million in cash taxes and transaction costs related to divestitures, as well as restructuring and related cash costs.

The company has presented forward-looking statements regarding core sales, normalized operating margin, normalized earnings per share and net debt to EBITDA leverage ratio. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income from the corresponding financial measures determined in accordance with GAAP.  The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of forward-looking normalized earnings per share for the total company, normalized operating margin or net debt to EBITDA leverage ratio to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense.  In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the company's full-year 2019 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the company’s actual results and preliminary financial data set forth above may be material.

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News Release

Executive Appointment

On October 9, 2019, Steve Parsons joined Newell Brands Inc. as Chief Human Resources Officer. Mr. Parsons joined the Company from Z Capital Partners, the private equity fund management arm of Z Capital Group, where he served as Global Operating Partner, Human Capital since 2016. He has extensive human resources leadership experience in public and private companies across the consumer products, manufacturing, healthcare, service and retail industries, including prior service as Chief Human Resources Officer at Stage Stores, Inc. from 2014 to 2016 and as Global Chief Human Resources Officer at OfficeMax from 2011 to 2014.

Conference Call

The company’s third quarter 2019 earnings conference call will be held today, November 1, 2019, at 8:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investors section of Newell Brands’ website at www.newellbrands.com. A webcast replay will be made available in the Quarterly Earnings section of the company’s website.

Non-GAAP Financial Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance and liquidity using the same tools that management uses to evaluate the company’s past performance, reportable business segments, prospects for future performance and liquidity, and (b) determine certain elements of management’s incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, planned and completed divestitures, retail store openings and closings, certain market exits, and changes in foreign exchange from year-over-year comparisons.  Core sales for the third quarter and projected full year core sales also exclude the impact of returns associated with an expected recall in the Outdoor & Recreation segment. The effect of changes in foreign exchange on 2019 reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the 2019 reported sales and the constant currency sales presented as the foreign exchange impact increase or decrease in core sales. The company’s management believes that “normalized” gross margin, “normalized” SG&A expense, “normalized” operating income, “normalized” operating margin, “normalized” net income, “normalized” diluted earnings per share, “normalized” EBITDA, “normalized” interest and “normalized” tax benefits, which exclude restructuring and restructuring-related expenses and one-time and other events such as costs related to the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, divestiture costs, costs related to the acquisition, integration and financing of acquired businesses, amortization of intangible assets associated with acquisitions, expenses related to certain product recalls and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core

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News Release

ongoing operations. “Net debt” excludes the impact of cash and cash equivalents, and the company believes it, along with the net debt to EBITDA leverage ratio, are important indicators of liquidity and measures of capital structure strategy.
The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In situations in which an item excluded from normalized results impacts income tax expense, the company uses a “with” and “without” approach to determine normalized income tax benefit.
While the company believes these non-GAAP financial measures are useful in evaluating the company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Marmot®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Rubbermaid Commercial Products®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert® and Yankee Candle®. For hundreds of millions of consumers, Newell Brands makes life better every day, where they live, learn, work and play.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contact:
Nancy O’Donnell	Claire-Aude Staraci
SVP, Investor Relations and Corporate Communications	Director, External Communications
+1 (770) 418-7723	+1 (201) 610-6717
nancy.odonnell@newellco.com	claireaude.staraci@newellco.com

Caution Concerning Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies and similar matters, are forward- looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements generally can be identified by the use of words and phrases, including, but not limited to, “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” beginning to,” “will,” “should,” “would,” “resume” or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. In addition, there are no assurances that we will complete any or all of the potential transactions or other initiatives referenced above. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:

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•	our dependence on the strength of retail, commercial and industrial sectors of the economy in various parts of the world;

•	competition with other manufacturers and distributors of consumer products;

•	major retailers’ strong bargaining power and consolidation of our customers;

•	our ability to improve productivity, reduce complexity and streamline operations;

•	future events that could adversely affect the value of our assets and/or stock price and require additional impairment charges;

•	our ability to remediate the material weakness in our internal control over financial reporting and maintain effective internal control reporting;

•	our ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;

•	risks related to our substantial indebtedness, a potential increase in interest rates or changes in our credit ratings;

•	our ability to effectively accelerate our transformation plan and to execute our divestitures of the remaining assets held for sale;

•	our ability to complete planned acquisitions and divestitures, to integrate acquisitions and to offset unexpected costs or expenses associated with acquisitions or dispositions;

•	changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner;

•	the impact of governmental investigations, lawsuits or other actions by parties;

•	the risks inherent to our foreign operations, including foreign exchange fluctuations, exchange controls and pricing restrictions;

•	a failure of one of our key information technology systems, networks, processes or related controls or those of our service providers;

•
the impact of United States and foreign regulations on our operations, including the escalation of tariffs on imports into the U.S. and exports to Canada, China and the European Union and environmental remediation costs;

•	the potential inability to attract, retain and motivate key employees;

•	the impact of new Treasury and tax regulations and the resolution of tax contingencies resulting in additional tax liabilities;

•	product liability, product recalls or related regulatory actions;

•	our ability to protect intellectual property rights;

•	significant increases in the funding obligations related to our pension plans; and

•	other factors listed from time to time in our filings with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.
The information contained in this press release and the tables is as of the date indicated. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.

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NEWELL BRANDS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in millions, except per share data)

	For the three months ended September 30,			For the nine months ended September 30,
	2019	2018	% Change	2019	2018	% Change
Net sales	$2,450.6	$2,548.7	(3.8)%	$6,738.5	$7,061.1	(4.6)%
Cost of products sold	1,639.9	1,633.3		4,483.1	4,605.8
GROSS PROFIT	810.7	915.4	(11.4)%	2,255.4	2,455.3	(8.1)%
% of sales	33.1%	35.9%		33.5%	34.8%
Selling, general and administrative expenses	607.7	604.4	0.5%	1,742.0	1,907.1	(8.7)%
% of sales	24.8%	23.7%		25.9%	27.0%
Restructuring costs, net	2.9	12.4		21.3	64.1
Impairment of goodwill, intangibles and other assets	834.9	8,133.7		837.8	8,165.3
OPERATING LOSS	(634.8)	(7,835.1)	91.9%	(345.7)	(7,681.2)	95.5%
% of sales	(25.9)%	(307.4)%		(5.1)%	(108.8)%
Nonoperating expenses:
Interest expense, net	74.2	105.6		232.6	342.2
Loss on extinguishment of debt	29.0	—		29.0	—
Other (income) expense, net	7.0	4.2		30.7	(10.5)
	110.2	109.8		292.3	331.7
LOSS BEFORE INCOME TAXES	(745.0)	(7,944.9)	90.6%	(638.0)	(8,012.9)	92.0%
% of sales	(30.4)%	(311.7)%		(9.5)%	(113.5)%
Income tax benefit	(291.1)	(1,219.6)		(268.3)	(1,268.1)
Effective rate	39.1%	15.4%		42.1%	15.8%
LOSS FROM CONTINUING OPERATIONS	(453.9)	(6,725.3)	93.3%	(369.7)	(6,744.8)	94.5%
% of sales	(18.5)%	(263.9)%		(5.5)%	(95.5)%
Loss from discontinued operations, net of tax	(171.9)	(585.7)		(317.5)	(381.2)
NET LOSS	$(625.8)	$(7,311.0)	91.4%	$(687.2)	$(7,126.0)	90.4%
% of sales	(25.5)%	(286.9)%		(10.2)%	(100.9)%
Weighted average common shares outstanding:
Basic	423.4	471.0		423.3	481.1
Diluted	423.4	471.0		423.3	481.1
Earnings (loss) per share:
Basic:
Loss from continuing operations	$(1.07)	$(14.28)		$(0.87)	$(14.02)
Loss from discontinued operations	(0.41)	(1.24)		(0.75)	(0.79)
NET LOSS	$(1.48)	$(15.52)	90.5%	$(1.62)	$(14.81)	89.1%
Diluted:
Loss from continuing operations	$(1.07)	$(14.28)		$(0.87)	$(14.02)
Loss from discontinued operations	(0.41)	(1.24)		(0.75)	(0.79)
NET LOSS	$(1.48)	$(15.52)	90.5%	$(1.62)	$(14.81)	89.1%
Dividends per share	$0.23	$0.23		$0.69	$0.69

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	For the three months ended September 30, 2019
	GAAP Measure	Restructuring and restructuring related costs [1]	Acquisition amortization and impairment [2]	Transactions and related costs [3]	Other items [4]	Non-GAAP Measure
	Reported					Normalized*
Net sales	$2,450.6	$—	$—	$—	$—	$2,450.6
Cost of products sold	1,639.9	(10.6)	—	—	(38.3)	1,591.0
Gross profit	810.7	10.6	—	—	38.3	859.6
						35.1%
Selling, general and administrative expenses	607.7	(13.0)	(32.2)	(7.5)	(7.0)	548.0
						22.4%
Restructuring costs, net	2.9	(2.9)	—	—	—	—
Impairment charges	834.9	—	(834.9)	—	—	—
Operating income (loss)	(634.8)	26.5	867.1	7.5	45.3	311.6
						12.7%
Non-operating (income) expenses, net	110.2	—	—	—	(32.9)	77.3
Income (loss) before income taxes	(745.0)	26.5	867.1	7.5	78.2	234.3
Income tax provision (benefit) [5]	(291.1)	5.9	209.1	1.7	15.8	(58.6)
Income (loss) from continuing operations	(453.9)	20.6	658.0	5.8	62.4	292.9
Income (loss) from discontinued operations, net of tax	(171.9)	0.3	193.1	8.5	(14.1)	15.9
Net income (loss)	$(625.8)	$20.9	$851.1	$14.3	$48.3	$308.8
Diluted earnings (loss) per share **	$(1.48)	$0.05	$2.01	$0.03	$0.11	$0.73

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.

**	Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 423.8 million shares for the three months ended September 30, 2019.
Totals may not add due to rounding.

[1]	Restructuring and restructuring related costs of $27.1 million ($0.6 million of which is reported in discontinued operations).

[2]
Acquisition amortization costs of $32.2 million; impairment charges of $1.1 billion primarily related to tradenames ($976.5 million) and goodwill ($94.8 million); $236.9 million of which was reported in discontinued operations.

[3]
Divestiture costs of $9.2 million ($1.8 million of which is reported in discontinued operations) primarily related to the planned and completed divestitures; acquisition related costs of $0.1 million; net gain on disposition of $2.4 million (reported in discontinued operations).

[4]
Cumulative depreciation and amortization catch-up of $39.7 million related to the inclusion of the Rubbermaid Commercial Products, Rubbermaid Outdoor, Closet, Refuse and Garage businesses ("Commercial Business") in continuing operations; loss of $1.1 million due to changes in the fair value of certain investments; Argentina hyperinflationary adjustment of $4.6 million ($1.2 million of which is reported in discontinued operations); $5.0 million of other charges, primarily related to fees for certain legal proceedings and a product recall; a loss on extinguishment of debt of $29.0 million.

[5]
The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	For the three months ended September 30, 2018
	GAAP Measure	Restructuring and restructuring related costs [1]	Acquisition amortization and impairment [2]	Transactions and related costs [3]	Other items [4]	Non-GAAP Measures
	Reported					Normalized*	Profroma Adjustments [5]	Proforma
Net sales	$2,548.7	$—	$—	$—	$—	$2,548.7	$—	$2,548.7
Cost of products sold	1,633.3	—	—	—	4.0	1,637.3	7.6	1,644.9
Gross profit	915.4	—	—	—	(4.0)	911.4	(7.6)	903.8
						35.8%		35.5%
Selling, general and administrative expenses	604.4	—	(32.6)	(5.6)	—	566.2	0.8	567.0
						22.2%		22.2%
Restructuring costs, net	12.4	(12.4)	—	—	—	—	—	—
Impairment charges	8,133.7	—	(8,133.7)	—	—	—	—	—
Operating income (loss)	(7,835.1)	12.4	8,166.3	5.6	(4.0)	345.2	(8.4)	336.8
						13.5%		13.2%
Non-operating (income) expenses, net	109.8	—	—	—	(0.2)	109.6	—	109.6
Income (loss) before income taxes	(7,944.9)	12.4	8,166.3	5.6	(3.8)	235.6	(8.4)	227.2
Income tax provision (benefit) [6]	(1,219.6)	1.9	1,141.1	1.3	(0.7)	(76.0)	(2.3)	(78.3)
Income (loss) from continuing operations	(6,725.3)	10.5	7,025.2	4.3	(3.1)	311.6	(6.1)	305.5
Income (loss) from discontinued operations, net of tax	(585.7)	0.7	622.8	(10.3)	27.7	55.2	—	55.2
Net income (loss)	$(7,311.0)	$11.2	$7,648.0	$(6.0)	$24.6	$366.8	$(6.1)	$360.7
Diluted earnings (loss) per share **	$(15.52)	$0.02	$16.23	$(0.01)	$0.05	$0.78	$(0.01)	$0.77

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.

**	Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 471.3 million shares for the three months ended September 30, 2018.
Totals may not add due to rounding.

[1]	Restructuring costs primarily associated with the Accelerated Transformation Plan of $14.2 million ($1.8 million of which is reported in discontinued operations).

[2]
Acquisition amortization costs of $32.6 million; impairment charges of $8.8 billion ($4.5 billion related to goodwill, $4.3 billion to tradenames) of which $628.8 million was reported in discontinued operations primarily related to businesses held for sale.

[3]
Acquisition related costs of $1.7 million; divestiture costs of $10.0 million ($6.1 million of which is reported in discontinued operations) primarily related to the planned and completed divestitures. Reported in discontinued operations is a gain of $20.4 million related to the sale of the Goody business, $5.7 million and $1.4 million net gains primarily due to working capital adjustments related to the sale of the Rawlings and Waddington businesses, respectively.

[4]
Fire-related losses, net of insurance recoveries of $(4.0) million in the Writing business; $0.3 million of pension settlement costs ($0.1 million of which is reported in discontinued operations) and recognition of deferred tax expense related to the difference between the book and tax basis in the Goody, Jostens, Gaming and Fishing businesses divested and held for sale ($27.6 million reported in discontinued operations).

[5]	Depreciation and amortization expense related to the Commercial Business that would have been recorded had the business been continuously classified as held and used.

[6]
The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	For the nine months ended September 30, 2019
	GAAP Measure	Restructuring and restructuring related costs [1]	Acquisition amortization and impairment [2]	Transactions and related costs [3]	Other items [4]	Non-GAAP Measures
	Reported					Normalized*	Proforma Adjustment [5]	Proforma
Net sales	$6,738.5	$—	$—	$—	$—	$6,738.5	$—	$6,738.5
Cost of products sold	4,483.1	(15.0)	—	—	(44.8)	4,423.3	14.3	4,437.6
Gross profit	2,255.4	15.0	—	—	44.8	2,315.2	(14.3)	2,300.9
						34.4%		34.1%
Selling, general and administrative expenses	1,742.0	(24.3)	(97.3)	(19.3)	(11.5)	1,589.6	1.6	1,591.2
						23.6%		23.6%
Restructuring costs, net	21.3	(21.3)	—	—	—	—	—	—
Impairment charges	837.8	—	(837.8)	—	—	—	—	—
Operating income (loss)	(345.7)	60.6	935.1	19.3	56.3	725.6	(15.9)	709.7
						10.8%		10.5%
Non-operating (income) expense, net	292.3	—	—	—	(51.4)	240.9	—	240.9
Income (loss) before income taxes	(638.0)	60.6	935.1	19.3	107.7	484.7	(15.9)	468.8
Income tax provision (benefit) [6]	(268.3)	13.1	223.7	4.1	27.4	—	(4.3)	(4.3)
Income (loss) from continuing operations	(369.7)	47.5	711.4	15.2	80.3	484.7	(11.6)	473.1
Income (loss) from discontinued operations, net of tax	(317.5)	1.2	351.1	52.1	(12.1)	74.8	—	74.8
Net income (loss)	$(687.2)	$48.7	$1,062.5	$67.3	$68.2	$559.5	$(11.6)	$547.9
Diluted earnings (loss) per share **	$(1.62)	$0.11	$2.51	$0.16	$0.16	$1.32	$(0.03)	$1.30

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.

**	Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 423.7 million shares for the nine months ended September 30, 2019.
Totals may not add due to rounding.

[1]	Restructuring and restructuring related costs of $62.3 million ($1.7 million of which is reported in discontinued operations).

[2]
Acquisition amortization costs of $97.3 million; impairment charges of $1.3 billion primarily related to tradenames and customer relationships ($1.1 billion) and goodwill ($168.8 million); $422.6 million of which was reported in discontinued operations.

[3]
Divestiture costs of $27.4 million ($10.0 million of which is reported in discontinued operations) primarily related to planned and completed divestitures; acquisition related costs of $1.9 million and net gain on dispositions of $0.5 million reported in discontinued operations.

[4]
Cumulative depreciation and amortization catch-up of $39.7 million related to the inclusion of the Rubbermaid Commercial Products, Rubbermaid Outdoor, Closet, Refuse and Garage businesses ("Commercial Business") in continuing operations; loss of $19.0 million due to changes in the fair value of certain investments; Argentina hyperinflationary adjustment of $9.9 million ($4.5 million of which is reported in discontinued operations); $14.6 million of other charges, primarily related to fees for certain legal proceedings and a product recall; a loss on extinguishment of debt of $29.0 million and net tax adjustment of $5.1 million primarily related to foreign and state tax impacts of offshore earnings and a withholding tax refund from Switzerland.

[5]	Depreciation and amortization expense related to the Commercial Business that would have been recorded had the business been continuously classified as held and used.

[6]
The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	For the nine months ended September 30, 2018
	GAAP Measure	Restructuring and restructuring related costs [1]	Acquisition amortization and impairment [2]	Transactions and related costs [3]	Other items [4]	Non-GAAP Measures
	Reported					Normalized*	Proforma Adjustment [5]	Proforma
Net sales	$7,061.1	$—	$—	$—	$—	$7,061.1	$—	$7,061.1
Cost of products sold	4,605.8	—	—	—	9.2	4,615.0	12.6	4,627.6
Gross profit	2,455.3	—	—	—	(9.2)	2,446.1	(12.6)	2,433.5
						34.6%		34.5%
Selling, general and administrative expenses	1,907.1	(0.2)	(99.8)	(20.9)	(42.2)	1,744.0	2.1	1,746.1
						24.7%		24.7%
Restructuring costs, net	64.1	(64.1)	—	—	—	—	—	—
Impairment charges	8,165.3	—	(8,165.3)	—	—	—	—	—
Operating income (loss)	(7,681.2)	64.3	8,265.1	20.9	33.0	702.1	(14.7)	687.4
						9.9%		9.7%
Non-operating (income) expense, net	331.7	—	—	0.6	10.6	342.9	—	342.9
Income (loss) before income taxes	(8,012.9)	64.3	8,265.1	20.3	22.4	359.2	(14.7)	344.5
Income tax provision (benefit) [6]	(1,268.1)	(30.7)	1,124.2	5.6	7.3	(161.7)	(4.0)	(165.7)
Income (loss) from continuing operations	(6,744.8)	95.0	7,140.9	14.7	15.1	520.9	(10.7)	510.2
Income (loss) from discontinued operations, net of tax	(381.2)	10.9	1,104.5	(403.4)	31.8	362.6	—	362.6
Net income (loss)	$(7,126.0)	$105.9	$8,245.4	$(388.7)	$46.9	$883.5	$(10.7)	$872.8
Diluted earnings (loss) per share **	$(14.81)	$0.22	$17.12	$(0.81)	$0.10	$1.83	$(0.02)	$1.81

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.

**	Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 481.7 million shares for the nine months ended September 30, 2018.
Totals may not add due to rounding.

[1]	Restructuring costs primarily associated with the Accelerated Transformation Plan of $70.5 million ($6.2 million of which is reported in discontinued operations).

[2]
Acquisition amortization costs of $139.9 million ($40.1 million of which is reported in discontinued operations); impairment charges of $9.3 billion ($4.9 billion related to goodwill, $4.3 billion to tradenames and $39.1 million, primarily related to Home Fragrance fixed assets impairments) of which $1.1 billion was reported in discontinued operations primarily related to goodwill impairment attributable to businesses held for sale.

[3]
Acquisition related costs of $12.9 million; divestiture costs of $31.8 million ($23.8 million of which is reported in discontinued operations) primarily related to the planned and completed divestitures. Reported in continuing operations is a gain of $0.6 million for a working capital adjustment related to the Tools business. Reported in discontinued operations is a gain on disposition of $599.0 million related to the sale of the Waddington® business; gain of $20.4 million related to the sale of Goody® and a loss of $130.7 million related to the sale of the Rawlings® business.

[4]
Fire-related losses, net of insurance recoveries of $(9.2) million in the Writing business; $25.5 million of bad debt related to a customer in the Baby business; $16.7 million of costs related to the proxy contest; $11.3 million gain on legacy Jarden investment; $1.0 million of pension settlement costs ($0.3 million of which is reported in discontinued operations) and $29.0 million recognition of deferred tax expense related to the difference between the book and tax basis in the Goody, Jostens, Gaming and Fishing divested and other held for sale businesses ($31.5 million reported in discontinued operations).

[5]	Depreciation and amortization expense related to the Commercial Business that would have been recorded had the business been continuously classified as held and used.

[6]
The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

NEWELL BRANDS INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in millions)

	At September 30, 2019	At December 31, 2018 [1]
Assets
Current assets
Cash and cash equivalents	$465.4	$495.7
Accounts receivable, net	1,872.8	2,055.5
Inventories, net	1,877.2	1,685.1
Prepaid expenses and other current assets	286.3	280.7
Current assets held for sale	966.7	2,264.9
Total current assets	5,468.4	6,781.9
Property, plant and equipment, net	1,057.1	1,153.5
Operating lease assets	639.6	—
Goodwill	3,687.0	3,692.9
Other intangible assets, net	4,602.3	5,587.4
Deferred income taxes	222.5	179.7
Other assets	333.3	327.0
TOTAL ASSETS	$16,010.2	$17,722.4

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,118.5	$1,130.2
Accrued compensation	157.3	167.0
Other accrued liabilities	1,465.8	1,254.7
Short-term debt and current portion of long-term debt	633.9	318.7
Current liabilities held for sale	308.7	542.2
Total current liabilities	3,684.2	3,412.8
Long-term debt	5,691.7	6,696.3
Deferred income taxes	759.2	991.0
Operating lease liabilities	555.3	—
Other noncurrent liabilities	1,151.3	1,369.1
Total liabilities	11,841.7	12,469.2

Stockholders’ equity
Total stockholders’ equity attributable to parent	4,137.6	5,218.4
Total stockholders’ equity attributable to non-controlling interests	30.9	34.8
Total stockholders’ equity	4,168.5	5,253.2
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,010.2	$17,722.4

[1]
As previously disclosed, the unaudited Consolidated Balance Sheet at December 31, 2018 has been revised for immaterial out-of-period adjustments, the Company identified during the first quarter of 2019. The Company disclosed additional information in its Quarterly Report on Form 10-Q for the three months period ending March 31, 2019 and will disclose a revised Consolidated Statement of Operations for the year ended December 31, 2018 in the 2019 Annual Report on Form 10-K. During the quarter ended June 30, 2019, the Company announced that it will not continue to pursue the sale of the majority of the Rubbermaid Commercial Business. Commencing in the third quarter of 2019, the Rubbermaid Commercial Business to be retained will no longer be classified as held for sale nor be presented as discontinued operations. The Consolidated Balance Sheet at December 31, 2018 reflects the reclassification of the Rubbermaid Commercial Business to continuing operations to conform to current presentation.

NEWELL BRANDS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in millions)

	Nine months ended September 30,
	2019	2018
Cash flows from operating activities
Net loss	$(687.2)	$(7,126.0)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	324.8	337.6
Impairment of goodwill, intangibles and other assets	1,260.4	9,248.1
Gain from sale of businesses, net	(0.3)	(489.3)
Deferred income taxes	(296.0)	(1,193.1)
Stock based compensation expense	29.3	57.9
Loss on change in fair value of investments	19.0	—
Other, net	3.6	2.9
Changes in operating accounts excluding the effects of acquisitions and divestitures:
Accounts receivable	146.3	(122.4)
Inventories	(246.1)	(262.3)
Accounts payable	(30.3)	(61.4)
Accrued liabilities and other	(99.4)	(210.4)
Net cash provided by operating activities	424.1	181.6

Investing Activities
Proceeds from sale of divested business	753.4	2,774.6
Capital expenditures	(171.7)	(273.7)
Other investing activities	(0.7)	58.4
Net cash provided by investing activities	581.0	2,559.3

Financing Activities
Net short term borrowings	278.9	(903.9)
Payments on current portion of long-term debt	(268.2)	—
Payments on long-term debt	(706.4)	(2.0)
Debt issuance and extinguishment costs	(31.4)	—
Repurchase of shares of common stock	—	(511.1)
Cash dividends	(292.7)	(332.3)
Equity compensation activity and other, net	(4.2)	(18.7)
Net cash used in financing activities	(1,024.0)	(1,768.0)
Exchange rate effect on cash and cash equivalents	(11.4)	(15.0)
Increase (decrease) in cash and cash equivalents	(30.3)	957.9
Cash and cash equivalents at beginning of period	495.7	485.7
Cash and cash equivalents at end of period	$465.4	$1,443.6

NEWELL BRANDS INC.
FINANCIAL WORKSHEET - SEGMENT REPORTING (UNAUDITED)
(Amounts in millions)

	For the three months ended September 30, 2019						For the three months ended September 30, 2018						Year over year changes
	Net Sales	Reported Operating Income	Reported Operating Margin	Excluded Items [1]	Normalized Operating Income	Normalized Operating Margin	Net Sales	Reported Operating Income	Reported Operating Margin	Excluded Items [2]	Proforma Operating Income [3]	Proforma Operating Margin [3]	Net Sales		Proforma Operating Income
													$	%	$	%
APPLIANCES AND COOKWARE	$430.1	$(595.0)	(138.3)%	$612.0	$17.0	4.0%	$453.6	$(1,568.8)	(345.9)%	$1,606.1	$37.3	8.2%	$(23.5)	(5.2)%	$(20.3)	(54.4)%
FOOD AND COMMERCIAL	473.2	32.8	6.9%	57.1	89.9	19.0%	539.4	(1,697.6)	(314.7)%	1,804.1	106.5	19.7%	(66.2)	(12.3)%	(16.6)	(15.6)%
HOME AND OUTDOOR LIVING	723.2	(180.7)	(25.0)%	244.5	63.8	8.8%	726.5	(4,300.4)	(591.9)%	4,382.9	82.5	11.4%	(3.3)	(0.5)%	(18.7)	(22.7)%
LEARNING AND DEVELOPMENT	824.1	182.1	22.1%	7.1	189.2	23.0%	829.2	(159.2)	(19.2)%	353.7	194.5	23.5%	(5.1)	(0.6)%	(5.3)	(2.7)%
OTHER	—	—	—%	—	—	—%	—	1.0	—%	—	1.0	—%	—	—%	(1.0)	(100.0)%
CORPORATE	—	(71.1)	—%	22.8	(48.3)	—%	—	(97.7)	—%	12.7	(85.0)	—%	—	—%	36.7	43.2%
RESTRUCTURING	—	(2.9)	—%	2.9	—	—%	—	(12.4)	—%	12.4	—	—%	—	—%	—	—%
	$2,450.6	$(634.8)	(25.9)%	$946.4	$311.6	12.7%	$2,548.7	$(7,835.1)	(307.4)%	$8,171.9	$336.8	13.2%	$(98.1)	(3.8)%	$(25.2)	(7.5)%

[1]
The three months ended September 30, 2019 excluded items consists of $834.9 million impairment charges, primarily related to tradenames; $39.7 million of cumulative depreciation and amortization catch-up related to the inclusion of the Commercial Business in continuing operations; $32.2 million of acquisition amortization costs; $28.3 million of restructuring and restructuring-related charges; $5.7 million of transaction related costs and $5.6 million related to Argentina hyperinflationary adjustment, legal fees related to certain proceedings and a product recall.

[2]
The three months ended September 30, 2018 excluded items consists of $8.1 billion of impairment charges for goodwill and tradenames; $32.6 million of acquisition amortization costs; $12.4 million of restructuring and restructuring-related charges; $5.6 million of transaction related costs and fire-related losses, net of insurance recovery of $(4.0) million.

[3]
Proforma normalized operating income (loss) and margin reflect an adjustment within excluded items for depreciation and amortization expense of $8.4 million related to the Commercial Business in the Food and Commercial segment that would have been recorded had the business been continuously classified as held and used for the three months ended September 30, 2018.

NEWELL BRANDS INC.
FINANCIAL WORKSHEET - SEGMENT REPORTING (UNAUDITED)
(Amounts in millions)

	For the nine months ended September 30, 2019						For the nine months ended September 30, 2018						Year over year changes
	Net Sales	Reported Operating Income	Reported Operating Margin	Excluded Items [4]	Proforma Operating Income [6]	Proforma Operating Margin [6]	Net Sales	Reported Operating Income	Reported Operating Margin	Excluded Items [5]	Proforma Operating Income [6]	Proforma Operating Margin [6]	Net Sales		Proforma Operating Income
													$	%	$	%
APPLIANCES AND COOKWARE	$1,121.5	$(592.9)	(52.9)%	$617.1	$24.2	2.2%	$1,215.1	$(1,550.2)	(127.6)%	$1,609.4	$59.2	4.9%	$(93.6)	(7.7)%	$(35.0)	(59.1)%
FOOD AND COMMERCIAL	1,307.4	152.8	11.7%	60.3	213.1	16.3%	1,431.2	(1,599.6)	(111.8)%	1,811.8	212.2	14.8%	(123.8)	(8.7)%	0.9	0.4%
HOME AND OUTDOOR LIVING	2,055.2	(163.0)	(7.9)%	278.8	115.8	5.6%	2,137.9	(4,283.2)	(200.3)%	4,435.0	151.8	7.1%	(82.7)	(3.9)%	(36.0)	(23.7)%
LEARNING AND DEVELOPMENT	2,254.4	487.6	21.6%	17.0	504.6	22.4%	2,274.9	102.5	4.5%	389.5	492.0	21.6%	(20.5)	(0.9)%	12.6	2.6%
OTHER	—	—	—%	—	—	—%	2.0	3.4	170.0%	—	3.4	170.0%	(2.0)	(100.0)%	(3.4)	(100.0)%
CORPORATE	—	(208.9)	—%	60.9	(148.0)	—%	—	(290.0)	—%	58.8	(231.2)	—%	—	—%	83.2	36.0%
RESTRUCTURING	—	(21.3)	—%	21.3	—	—%	—	(64.1)	—%	64.1	—	—%	—	—%	—	—%
	$6,738.5	$(345.7)	(5.1)%	$1,055.4	$709.7	10.5%	$7,061.1	$(7,681.2)	(108.8)%	$8,368.6	$687.4	9.7%	$(322.6)	(4.6)%	$22.3	3.2%

[4]
The nine months ended September 30, 2019 excluded items consists of $837.8 million impairment charges, primarily related to tradenames; $97.3 million of acquisition amortization costs; $62.4 million of restructuring and restructuring-related charges; $39.7 million of cumulative depreciation and amortization catch-up related to the inclusion of the Commercial Business in continuing operations; $17.5 million of transaction related costs and $16.6 million related to Argentina hyperinflationary adjustment, legal fees related to certain proceedings and a product recall.

[5]
The nine months ended September 30, 2018 excluded items consists of $8.2 billion of impairment charges for goodwill and tradenames; $99.8 million of acquisition amortization costs; $64.3 million of restructuring and restructuring-related charges; $42.2 million of other cost and fire-related losses, net of insurance recovery of $(9.2) million and $20.9 million of transaction related costs.

[6]
Proforma normalized operating income (loss) and margin reflect an adjustment within excluded items for depreciation and amortization expense of $15.9 million and $14.7 million related to the Commercial Business in the Food and Commercial segment that would have been recorded had the business been continuously classified as held and used for the nine months ended September 30, 2019 and 2018, respectively.

NEWELL BRANDS INC.
CORE SALES ANALYSIS BY SEGMENT (UNAUDITED)
(Amounts in millions)

	For the three months ended September 30, 2019					For the three months ended September 30, 2018
	2019 Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Net Sales Base Business	Currency Impact [3]	2019 Core Sales [1]	2018 Net Sales (REPORTED)	Divestitures and Other, Net [2]	2018 Core Sales [1]	Increase (Decrease) Core Sales $ %
APPLIANCES AND COOKWARE	$430.1	$—	$430.1	$6.6	$436.7	$453.6	$—	$453.6	$(16.9)	(3.7)%
FOOD AND COMMERCIAL	473.2	—	473.2	3.4	476.6	539.4	(2.1)	537.3	(60.7)	(11.3)%
HOME AND OUTDOOR LIVING	723.2	0.2	723.4	5.3	728.7	726.5	(7.0)	719.5	9.2	1.3%
LEARNING AND DEVELOPMENT	824.1	(19.3)	804.8	8.2	813.0	829.2	(20.4)	808.8	4.2	0.5%
TOTAL COMPANY	$2,450.6	$(19.1)	$2,431.5	$23.5	$2,455.0	$2,548.7	$(29.5)	$2,519.2	$(64.2)	(2.5)%

CORE SALES ANALYSIS BY GEOGRAPHY (UNAUDITED)

	For the three months ended September 30, 2019					For the three months ended September 30, 2018
	2019 Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Net Sales Base Business	Currency Impact [3]	2019 Core Sales [1]	2018 Net Sales (REPORTED)	Divestitures and Other, Net [2]	2018 Core Sales [1]	Increase (Decrease) Core Sales $ %
NORTH AMERICA	$1,851.0	$(17.6)	$1,833.4	$1.2	$1,834.6	$1,931.3	$(25.0)	$1,906.3	$(71.7)	(3.8)%
EUROPE, MIDDLE EAST, AFRICA	266.6	—	266.6	13.0	279.6	277.9	(3.7)	274.2	5.4	2.0%
LATIN AMERICA	156.1	(1.5)	154.6	8.4	163.0	155.3	(0.8)	154.5	8.5	5.5%
ASIA PACIFIC	176.9	—	176.9	0.9	177.8	184.2	—	184.2	(6.4)	(3.5)%
TOTAL COMPANY	$2,450.6	$(19.1)	$2,431.5	$23.5	$2,455.0	$2,548.7	$(29.5)	$2,519.2	$(64.2)	(2.5)%

[1] “Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed divestitures, retail store openings and closings, changes in foreign currency. Core Sales Increases/(Decreases) excludes the impact of currency, acquisitions and divestitures.

[2] Divestitures include the exit of a distribution agreement with FireAngel (formerly Sprue Aegis) during the first quarter of 2018, the transition of direct sales to a licensing arrangement for Graco® within the European region entered into during the third quarter of 2018, the removal of specialized writing sales associated with the Bond® brand in anticipation of exiting the business, the planned exit of the distributorship of Uniball® products and, consistent with standard retail practice, net sales from retail stores planned to be closed. The three months ended September 30,2019 also excludes impact of customer returns related to a product recall in Home and Outdoor Living segment.

[3] “Currency Impact” represents the effect of foreign currency on 2019 reported sales and is calculated as the difference between the 2019 reported sales and by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures).

NEWELL BRANDS INC.
CORE SALES ANALYSIS BY SEGMENT (UNAUDITED)
(Amounts in millions)

	For the nine months ended September 30, 2019					For the nine months ended September 30, 2018
	2019 Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Net Sales Base Business	Currency Impact [3]	2019 Core Sales [1]	2018 Net Sales (REPORTED)	Divestitures and Other, Net [2]	2018 Core Sales [1]	Increase (Decrease) Core Sales $ %
APPLIANCES AND COOKWARE	$1,121.5	$—	$1,121.5	$29.0	$1,150.5	$1,215.1	$—	$1,215.1	$(64.6)	(5.3)%
FOOD AND COMMERCIAL	1,307.4	(459.4)	848.0	10.0	858.0	1,431.2	(501.5)	929.7	(71.7)	(7.7)%
HOME AND OUTDOOR LIVING	2,055.2	10.1	2,065.3	30.5	2,095.8	2,137.9	(24.4)	2,113.5	(17.7)	(0.8)%
LEARNING AND DEVELOPMENT	2,254.4	(53.0)	2,201.4	37.4	2,238.8	2,274.9	(59.9)	2,215.0	23.8	1.1%
OTHER	—	—	—	—	—	2.0	(2.0)	—	—	—%
TOTAL COMPANY	$6,738.5	$(502.3)	$6,236.2	$106.9	$6,343.1	$7,061.1	$(587.8)	$6,473.3	$(130.2)	(2.0)%

CORE SALES ANALYSIS BY GEOGRAPHY (UNAUDITED)

	For the nine months ended September 30, 2019					For the nine months ended September 30, 2018
	2019 Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Net Sales Base Business	Currency Impact [3]	2019 Core Sales [1]	2018 Net Sales (REPORTED)	Divestitures and Other, Net [2]	2018 Core Sales [1]	Increase (Decrease) Core Sales $ %
NORTH AMERICA	$4,966.7	$(457.7)	$4,509.0	$8.2	$4,517.2	$5,204.6	$(519.1)	$4,685.5	$(168.3)	(3.6)%
EUROPE, MIDDLE EAST, AFRICA	807.6	(28.4)	779.2	49.0	828.2	861.5	(45.5)	816.0	12.2	1.5%
LATIN AMERICA	441.6	(5.3)	436.3	34.7	471.0	454.0	(5.2)	448.8	22.2	4.9%
ASIA PACIFIC	522.6	(10.9)	511.7	15.0	526.7	541.0	(18.0)	523.0	3.7	0.7%
TOTAL COMPANY	$6,738.5	$(502.3)	$6,236.2	$106.9	$6,343.1	$7,061.1	$(587.8)	$6,473.3	$(130.2)	(2.0)%

[1] “Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed divestitures, retail store openings and closings, changes in foreign currency. Core Sales Increases/(Decreases) excludes the impact of currency, acquisitions and divestitures.

[2] Divestitures include the exit of a distribution agreement with FireAngel (formerly Sprue Aegis) during the first quarter of 2018, the transition of direct sales to a licensing arrangement for Graco® within the European region entered into during the third quarter of 2018, the removal of specialized writing sales associated with the Bond® brand in anticipation of exiting the business, the planned exit of the distributorship of Uniball® products and, consistent with standard retail practice, net sales from retail stores planned to be closed. The three months ended September 30, 2019 also excludes impact of customer returns related to a product recall in Home and Outdoor Living segment.

Divestitures also include 2019 sales of the Commercial Business in 2019 prior to the third quarter, when the Company decided to retain the business and the business returned to continuing operations, and 2018 sales prior to the third quarter.

[3]“Currency Impact” represents the effect of foreign currency on 2019 reported sales and is calculated as the difference between the 2019 reported sales and by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures).

NEWELL BRANDS INC.
RECONCILIATION OF NON-GAAP MEASURES - CORE SALES OUTLOOK
(Amounts in millions)

	For the three months ending December 31, 2019
Estimated net sales change (GAAP)	-3%	to	-6%
Add: Estimated unfavorable foreign exchange and divestitures [1] [2]	1%	to	2%
Core sales change (NON-GAAP)	-2%	to	-4%

[1]
“Currency Impact” represents the estimated effect of foreign currency on 2019 projected sales and is calculated as the difference between the 2019 reported sales vs 2019 sales when applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures).

[2]
Divestitures include the exit of a distribution agreement with FireAngel (formerly Sprue Aegis) during the first quarter of 2018, the transition of direct sales to a licensing arrangement for Graco® within the European region entered into during the third quarter of 2018, the removal of specialized writing sales associated with the Bond® brand in anticipation of exiting the business, the planned exit of the distributorship of Uniball® products and, consistent with standard retail practice, net sales from retail stores planned to be closed.

NEWELL BRANDS INC.
PROFORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in millions, except per share data)

	For the three months ended December 31, 2018
	As Previously Reported GAAP	Commercial Business, Mapa and Quickie Reclass (1)	As Recasted GAAP	Normalization Adjustments (2)	As Recasted (Normalized)	Pro Forma Adjustment for Depreciation Expense (3)	Pro Forma
Net sales	$2,340.6	$366.3	$2,706.9	$—	$2,706.9	$—	$2,706.9
Cost of products sold	1,528.9	240.5	1,769.4	1.3	1,770.7	10.6	1,781.3
GROSS PROFIT	811.7	125.8	937.5	(1.3)	936.2	(10.6)	925.6

Selling, general and administrative expenses	619.2	49.9	669.1	(56.1)	613.0	1.3	614.3
Restructuring costs, net	18.0	1.2	19.2	(19.2)	—	—	—
Impairment of goodwill, intangibles and other assets	156.7	11.5	168.2	(168.2)	—	—	—

OPERATING INCOME (LOSS)	17.8	63.2	81.0	242.2	323.2	(11.9)	311.3

Nonoperating expenses:
Interest expense, net	104.1	—	104.1	—	104.1	—	104.1
Loss on extinguishment of debt	4.1	—	4.1	(4.1)	—	—	—
Other (income) expense, net	(0.5)	(1.2)	(1.7)	(0.6)	(2.3)	—	(2.3)
	107.7	(1.2)	106.5	(4.7)	101.8	—	101.8

INCOME (LOSS) BEFORE INCOME TAXES	$(89.9)	$64.4	$(25.5)	$246.9	$221.4	$(11.9)	$209.5

	For the year ended December 31, 2018
	As Revised GAAP *	Commercial Business, Mapa and Quickie Reclass (1)	As Recasted GAAP	Normalization Adjustments (2)	As Recasted (Normalized)	Pro Forma Adjustment for Depreciation Expense (3)	Pro Forma
Net sales	$8,630.9	$1,523.2	$10,154.1	$—	$10,154.1	$—	$10,154.1
Cost of products sold	5,622.1	1,014.2	6,636.3	10.5	6,646.8	27.0	6,673.8
GROSS PROFIT	3,008.8	509.0	3,517.8	(10.5)	3,507.3	(27.0)	3,480.3

Selling, general and administrative expenses	2,434.8	209.8	2,644.6	(219.2)	2,425.4	4.1	2,429.5
Restructuring costs, net	80.5	6.2	86.7	(86.7)	—	—	—
Impairment of goodwill, intangibles and other assets	8,322.0	13.3	8,335.3	(8,335.3)	—	—	—

OPERATING INCOME (LOSS)	(7,828.5)	279.7	(7,548.8)	8,630.7	1,081.9	(31.1)	1,050.8

Nonoperating expenses:
Interest expense, net	446.3	—	446.3	—	446.3	—	446.3
Loss on extinguishment of debt	4.1	—	4.1	(4.1)	—	—	—
Other (income) expense, net	(11.2)	(1.5)	(12.7)	10.6	(2.1)	—	(2.1)
	439.2	(1.5)	437.7	6.5	444.2	—	444.2

INCOME (LOSS) BEFORE INCOME TAXES	(8,267.7)	281.2	(7,986.5)	8,624.2	637.7	(31.1)	606.6

Income tax expense (benefit)	(1,478.1)	106.6	(1,371.5)	1,278.5	(93.0)	(6.4)	(99.4)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(6,789.6)	174.6	(6,615.0)	7,345.7	730.7	(24.7)	706.0

Income (loss) from discontinued operations, net of tax	(152.9)	(174.6)	(327.5)	785.7	458.2	—	458.2

NET INCOME (LOSS)	$(6,942.5)	$—	$(6,942.5)	$8,131.4	$1,188.9	$(24.7)	$1,164.2

Weighted average common shares outstanding:
Basic	473.7		473.7		473.7		473.7
Diluted	473.7		473.7		474.3		474.3

Earnings (loss) per share:
Basic:
Income (loss) from continuing operations	$(14.33)		$(13.96)		$1.54		$1.49
Income (loss) from discontinued operations	(0.32)		(0.69)		0.97		0.97
NET INCOME (LOSS)	$(14.65)		$(14.65)		$2.51		$2.46

Diluted:
Income (loss) from continuing operations	$(14.33)		$(13.96)		$1.54		$1.49
Income (loss) from discontinued operations	(0.32)		(0.69)		0.97		0.97
NET INCOME (LOSS)	$(14.65)		$(14.65)		$2.51		$2.46

** The above unaudited Consolidated Statement of Operations for the year ended December 31, 2018 has been revised for immaterial out-of-period adjustments, the Company identified during the first quarter of 2019. The Company disclosed additional information in its Quarterly Report on Form 10-Q for the three-months period ending September 30, 2019 and will disclose a revised Consolidated Statement of Operations for the year ended December 31, 2018 in the 2019 Annual Report on Form 10-K.

[1] Due to a change in strategy, management recommended and the Company’s Board of Directors approved, the decision in July 2019 not to continue pursuing the sale of the majority of the Commercial Business (Rubbermaid Commercial Products, Rubbermaid Outdoor, Closet, Refuse and Garage). Commencing in the third quarter of 2019, the Rubbermaid Commercial Business to be retained will no longer be classified as held for sale nor be presented as discontinued operations in the Company’s Consolidated Statement of Operations for the three and nine month periods ended September 30, 2019 and September 30, 2018.

Management concluded in October 2019 not to continue pursuing the sale of the Mapa/Spontex and Quickie businesses. Based on the financial profile of these businesses, as compared to the expected proceeds, the Company determined that retention of these businesses would maximize their value to the Company. Commencing in the fourth quarter of 2019, the Mapa/Spontex and Quickie businesses will no longer be presented as discontinued operations in the Company’s Consolidated Statement of Operations for the fiscal years ended December 31, 2019 and December 31, 2018.

[2] For the three months ended December 31, 2018, normalization adjustments include $1.2 million of restructuring charges and $11.5 million of impairment charges. For the year ended December 31, 2018, normalization adjustments includes $6.2 million of restructuring and $13.3 million of impairment charges. Such amounts were previously classified within income (loss) from discontinued operations.

[3] Excludes amortization of acquired intangibles related to the Commercial Business, Mapa/Spontex and Quickie businesses of approximately $1.2 million as such expenses qualify as normalization adjustments and therefore are excluded from our non-GAAP financial measures.